Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Second Quarter Financial Results

McKINNEY, Texas, July 29, 2014 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $5.1 million, or $0.32 per diluted share, for the quarter ended June 30, 2014 compared to $4.8 million, or $0.38 per diluted share, for the quarter ended March 31, 2014 and pro forma after tax net income of $4.1 million, or $0.34 per diluted share, for the quarter ended June 30, 2013. Prior to April 1, 2013 and the initial public offering, the Company was an S corporation and did not incur federal income tax expense. In the quarter ended June 30, 2013, the Company recorded a tax credit to record a deferred tax asset related to its conversion to a C corporation. As a result, pro forma adjustments for tax expense have been provided for comparability to that period.

Highlights

•
Core earnings were $9.0 million, or $0.57 per diluted share, for the quarter ended June 30, 2014 compared to $5.0 million, or $0.39 per diluted share, for the quarter ended March 31, 2014 and to $4.1 million, or $0.34 per diluted share, for the quarter ended June 30, 2013.

•	Exceptional loan growth continued with 25.6% annualized organic growth for the second quarter.

•
Continued strong asset quality, as reflected by a nonperforming assets to total assets ratio of 0.39% and a nonperforming loans to total loans ratio of 0.37% at June 30, 2014. Net charge offs were less than .01% annualized for the second quarter.

•	Closed the BOH Holdings acquisition on April 15th, 2014 and announced the Houston City Bancshares acquisition on June 2, 2014.

•	Core efficiency ratio improved to 56.9% for the quarter ended June 30, 2014.

•	Filed Shelf Registration for $250 million of securities, setting the stage for a $65 million subordinated debt offering completed July 22, 2014.

Independent Bank Group Chairman and Chief Executive Officer David R. Brooks said, “This has been an active and exciting quarter for us. Loan growth and asset quality continue to be very strong. We are also pleased to have finalized the BOH Holdings acquisition as well as announce the Houston City transaction. In addition, our successful core system conversion will give us the technological capacity we will need for our continued planned growth."

Net Interest Income

•
Net interest income was $31.4 million for second quarter 2014 compared to $22.1 million for first quarter 2014 and $17.9 million for second quarter 2013. The increase in net interest income from the linked quarter was primarily due to increased average loan balances related to the BOH Holdings acquisition. The increase from the previous year is due to organic growth as well as the Live Oak, Collin Bank and BOH Holdings acquisitions.

•
Net interest margin was 4.26% for first quarter 2014 compared to 4.17% for first quarter 2014 and 4.16% for second quarter 2013. The increase from the linked quarter and prior year is primarily due to a decrease in excess liquidity and the benefit of Bank of Houston's lower cost of deposits.

•
The yield on interest-earning assets was 4.76% for second quarter 2014 compared to 4.74% for first quarter 2014 and 4.92% for second quarter 2013. The cost of interest bearing liabilities, including borrowings, dropped to 0.64% for second quarter 2014 from 0.71% for first quarter 2014 and 0.93% for second quarter 2013 due to a decrease in the cost of deposits and FHLB advances and the repayment of notes payable and subordinated indebtedness during 2013.

•
The average balance of total interest-earning assets grew by $804.9 million, or 37.4%, from the first quarter 2014 and totaled $2.956 billion compared to $2.151 billion at March 31, 2014 and compared to $1.721 billion at June 30, 2013. This increase from first quarter is primarily due to the BOH Holdings acquisition. The increase from June 2013 is also due to the Collin Bank and Live Oak acquisitions and organic growth in the loan portfolio.

Noninterest Income

•	Total noninterest income increased $785 thousand compared to first quarter 2014 and increased $387 thousand compared to second quarter 2013.

•
A portion of the increase in noninterest income compared to first quarter 2014 is the result of a $237 thousand increase in mortgage fee income. In addition, a $111 thousand increase in earnings on cash surrender value of bank owned life insurance (BOLI) and a $242 thousand increase in service charge income from the linked quarter were primarily attributable to the BOH Holdings acquisition.

•
The increase in noninterest income compared to second quarter 2013 reflects an increase of $243 thousand in deposit service fees, a $181 thousand increase in earnings on cash surrender value of BOLI and a $239 thousand increase in other noninterest income, offset by a $130 thousand decrease in mortgage fee income. In addition, there were gains on sales of other real estate of $148 thousand recognized in the second quarter 2013 and there were no sales of other real estate in second quarter 2014.

Noninterest Expense

•	Total noninterest expense increased $9.3 million compared to first quarter 2014 and $12.0 million compared to second quarter 2013.

•
The increase in noninterest expense compared to first quarter 2014 is due primarily to an increase of $7.0 million in salaries and benefits, $689 thousand in occupancy, $212 thousand in FDIC insurance and $101 thousand in core deposit amortization expense. These increases are directly related to the BOH Holdings acquisition. In these totals, there are non-recurring compensation and bonus expenses of $4.0 million related to the BOH Holdings and Live Oak acquisitions as well as $1.5 million of other merger related costs compared to a total of $476 thousand merger expenses in the first quarter 2014.

•
The increase in noninterest expense compared to the prior year period is primarily related to increases in compensation, occupancy, acquisition-related and other general noninterest expenses resulting from completed acquisitions since that period. These increases, due primarily to acquisition activity, were offset by a decrease in data processing and IBG Adriatica expenses.

Provision for Loan Losses

•
Provision for loan loss expense was $1.4 million for the second quarter, an increase of $126 thousand compared to $1.3 million for first quarter 2014 and an increase of $300 thousand compared to $1.1 million during second quarter 2013. The increase in provision expense is reflective of organic loan growth in the respective quarter.

•
The allowance for loan losses was $16.2 million, or 154.31% and 0.57% of nonperforming loans and total loans, respectively, at June 30, 2014, compared to $14.8 million, or 162.96% and 0.78% of nonperforming loans and total loans, respectively, at March 31, 2014, and compared to $12.8 million, or 198.14% and 0.84% of nonperforming loans and total loans, respectively, at June 30, 2013. These decreases are due to the acquisition of loans in the BOH Holdings and Live Oak transactions being recorded at fair value.

•
As noted, loans acquired in the BOH Holdings transaction do not have an allocated allowance for loan losses as of June 30, 2014. Rather, those assets were recorded at an estimated fair market value of $787 million to reflect the probability of losses on those loans as of the acquisition date.

Income Taxes

•
The Company became a C corporation on April 1, 2013 and its results of operations include federal income tax expense subsequent to that date. Federal income tax expense of $2.7 million was recorded for the quarter ended June 30, 2014, an effective rate of 34.4% compared to tax expense of $2.3 million and an effective rate of 32.8% for the quarter ended March 31, 2014. The Company recorded a $1.8 million tax credit in the second quarter of 2013 to reflect the deferred tax asset as of the date the Company became taxable. On a pro forma basis, the effective tax rate for second quarter 2013 would have been 32.8% without the credit. The increase in the effective tax rate in the second quarter 2014 was primarily related to legal and professional fees associated with facilitating acquisitions that are not deductible for federal income tax purposes.

Second Quarter 2014 Balance Sheet Highlights:

Loans

•
Total loans held for investment were $2.845 billion at June 30, 2014 compared to $1.893 billion at March 31, 2014 and compared to $1.512 billion at June 30, 2013. This represented a 50.6% increase from the previous quarter and a 88.1% increase over the same quarter in 2013. The Company acquired approximately $71 million in loans during the first quarter and $787 million in loans during the second quarter related to the Live Oak and BOH Holdings acquisitions, respectively.

•	Since March 31, 2014, loan growth has been centered in commercial real estate loans ($374 million), C&I loans ($298 million) and in commercial and single family construction loans ($136 million).

•
Continued focus on commercial lending and the BOH acquisition increased the C&I portfolio from $270.6 million (14.3% of total loans) at March 31, 2014 to $568.1 million (19.9% of total loans) at June 30, 2014.

Asset Quality

•
Total nonperforming assets increased to $14.3 million, or 0.39% of total assets at June 30, 2014 from $12.0 million, or 0.51% of total assets at March 31, 2014 and decreased significantly from $24.3 million, or 1.27% of total assets at June 30, 2013. The significant decrease from the same quarter prior year is due to the sale of the remaining Adriatica real estate and other real estate sales in the fourth quarter 2013.

•
Total nonperforming loans also increased to $10.5 million, or 0.37% of total loans at June 30, 2014 compared to $9.1 million, or 0.48% of total loans at March 31, 2014, and compared to $6.4 million, or 0.43% of total loans at June 30, 2013. The increase in nonperforming loan balances is primarily due to the BOH Holdings acquisition.

Deposits and Borrowings

•	Total deposits were $2.853 billion at June 30, 2014 compared to $1.891 billion at March 31, 2014 and compared to $1.485 billion at June 30, 2013.

•
The average cost of interest bearing deposits decreased by two basis points during the second quarter to 0.49% compared to 0.51% during first quarter 2014 and decreased by nine basis points compared to 0.58% during the second quarter 2013.

•
Total borrowings (other than junior subordinated debentures) were $281.1 million at June 30, 2014, an increase of $94.4 million from March 31, 2014 and an increase of $100.0 million from June 30, 2013. The increase from prior quarter and the same quarter last year reflects the assumption of FHLB advances totaling approximately $95.0 million in the BOH Holdings transaction.

Capital

•
The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 7.25% and 9.07%, respectively, at June 30, 2014 compared to 8.93% and 9.77%, respectively, at March 31, 2014 and 9.74% and 10.91%, respectively, at June 30, 2013. The total stockholders’ equity to total assets ratio was 12.78%, 10.73% and 11.24% at June 30, 2014, March 31, 2014 and June 30, 2013, respectively. The changes in capital ratios from the prior year and prior quarter are primarily related to acquisition growth and stock issued in connection with those acquisitions.

•
Book value and tangible book value per common share were $28.54 and $15.22, respectively, at June 30, 2014 compared to $20.05 and $16.37, respectively, at March 31, 2014 and $17.75 and $15.13, respectively, at June 30, 2013.

•
Return on average assets and return on average equity (on an annualized basis) were 0.60% and 4.68%, respectively, for second quarter 2014 compared to 0.84% and 7.90%, respectively, for first quarter 2014 and 1.25% and 11.11%, respectively, for second quarter 2013. On a core pre-tax, pre-provision earnings basis, return on average assets and return on average equity (on an annualized basis) were 1.73% and 13.42%, respectively, for second quarter 2014 compared to 1.51% and 14.24%, respectively, for first quarter 2014 and 1.54% and 13.63%, respectively, for second quarter 2013.

Pending Matters

On June 2, 2014, the Company announced the planned acquisition of Houston City Bancshares and its subsidiary, Houston Community Bank (HCB), with assets, deposits and equity capital totaling approximately $323 million, $296 million and $26.6 million, respectively (balances as of March 31, 2014). HCB currently has six locations located throughout the Houston metro area.

The Company's Shelf Registration for $250 million of its securities was declared effective on June 27, 2014. On July 22, 2014, the Company completed an offering under the Shelf Registration Statement of its 5.875% Subordinated Notes due August 1, 2024 in the aggregate principal amount of $65 million.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 35 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas.

Conference Call

A conference call covering Independent Bank Group’s first quarter earnings announcement will be held today, Tuesday, July 29, at 8:30 a.m. (EDT) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 70759258. A recording of the conference call will be available from July 29, 2014 through August 4, 2014 by accessing our website, www.ibtx.com.

Forward-Looking Statements

The numbers as of and for the three months ended June 30, 2014 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Annual Report on Form 10-K filed on March 27, 2014, the Company's Form 10-Q for the first quarter 2014 filed on May 5, 2014, and the Company's Prospectus filed pursuant to Rule 424 on July 18, 2014 under the heading “Risk Factors” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core pre-provision earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our non‑GAAP financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Eileen Ponce Marketing Director (469) 301-2706 eponce@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2014, March 31, 2014, December 31, 2013 and June 30, 2013
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Selected Income Statement Data
Interest income	$35,078	$25,162	$22,847	$21,105
Interest expense	3,674	3,027	2,894	3,255
Net interest income	31,404	22,135	19,953	17,850
Provision for loan losses	1,379	1,253	883	1,079
Net interest income after provision for loan losses	30,025	20,882	19,070	16,771
Noninterest income	3,119	2,334	3,412	2,732
Noninterest expense	25,343	16,076	15,714	13,384
Net income	5,119	4,801	4,279	5,874
Preferred stock dividends	49	—	—	—
Net income available to common shareholders	5,070	—	—	—
Proforma net income-after tax (2)	n/a	n/a	n/a	4,114
Core net interest income (1)	30,967	21,772	19,886	17,996
Core Pre-Tax Pre-Provision Earnings (1)	14,683	8,652	8,141	7,208
Core Earnings (1) (2)	9,020	4,972	4,870	4,119

Per Share Data (Common Stock)
Earnings:
Basic	$0.32	$0.38	$0.35	$0.49
Diluted	0.32	0.38	0.35	0.49
Pro forma earnings:
Basic (2)	n/a	n/a	n/a	0.34
Diluted (2)	n/a	n/a	n/a	0.34
Core earnings:
Basic (1)	0.57	0.40	0.40	0.34
Diluted (1)	0.57	0.39	0.40	0.34
Dividends	0.06	0.06	0.06	—
Book value	28.54	20.05	18.96	17.75
Tangible book value (1)	15.22	16.37	15.89	15.13
Common shares outstanding	16,370,707	12,592,935	12,330,158	12,064,967
Weighted average basic shares outstanding (4)	15,788,927	12,583,874	12,164,948	12,011,417
Weighted average diluted shares outstanding (4)	15,890,310	12,685,517	12,252,862	12,071,980

Selected Period End Balance Sheet Data
Total assets	$3,654,311	$2,353,675	$2,163,984	$1,905,851
Cash and cash equivalents	192,528	97,715	93,054	126,519
Securities available for sale	249,856	204,539	194,038	110,932
Loans, held for sale	5,500	2,191	3,383	8,458
Loans, held for investment	2,844,543	1,893,082	1,723,160	1,511,915
Allowance for loan losses	16,219	14,841	13,960	12,762
Goodwill and core deposit intangible	217,954	46,388	37,852	31,641
Other real estate owned	3,788	2,909	3,322	8,182
Adriatica real estate owned	—	—	—	9,656
Noninterest-bearing deposits	711,475	352,735	302,756	261,618
Interest-bearing deposits	2,141,943	1,537,942	1,407,563	1,223,511
Borrowings (other than junior subordinated debentures)	281,105	186,727	195,214	181,094
Junior subordinated debentures	18,147	18,147	18,147	18,147
Total stockholders' equity	491,091	252,508	233,772	214,182

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2014, March 31, 2014, December 31, 2013 and June 30, 2013
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Selected Performance Metrics
Return on average assets	0.60%	0.84%	0.83%	1.25%
Return on average equity (5)	4.68	7.90	7.61	11.11
Pro forma return on average assets (2)	n/a	n/a	n/a	0.88
Pro forma return on average equity (2)	n/a	n/a	n/a	7.78
Adjusted return on average assets (1)	1.73	1.51	1.58	1.54
Adjusted return on average equity (1) (5)	13.42	14.24	14.48	13.63
Net interest margin	4.26	4.17	4.23	4.16
Adjusted net interest margin (3)	4.20	4.10	4.21	4.20
Efficiency ratio	73.41	65.70	67.25	65.03
Core efficiency ratio (1)	56.92	64.05	62.97	64.98

Credit Quality Ratios
Nonperforming assets to total assets	0.39%	0.51%	0.47%	1.27%
Nonperforming loans to total loans	0.37	0.48	0.39	0.43
Allowance for loan losses to non-performing loans	154.31	162.96	205.93	198.14
Allowance for loan losses to total loans	0.57	0.78	0.81	0.84
Net charge-offs to average loans outstanding (annualized)	—	0.08	0.02	0.08

Capital Ratios
Tier 1 capital to average assets	9.07%	9.77%	10.71%	10.91%
Tier 1 capital to risk-weighted assets (1)	10.21	11.96	12.64	13.80
Total capital to risk-weighted assets	11.00	13.08	13.83	15.69
Total stockholders' equity to total assets	12.78	10.73	10.80	11.24
Tangible common equity to tangible assets (1)	7.25	8.93	9.21	9.74

(1) Non-GAAP financial measures. See reconciliation.
(2) The three months ended June 30, 2013 excludes $1,760 tax credit related to the initial recording of the deferred tax asset.
(3) Excludes income recognized on acquired loans of $437, $363, $67 and $77, respectively.
(4) Total number of shares includes participating shares (those with dividend rights).
(5) Excludes average balance of Series A preferred stock.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Six Months Ended June 30, 2014 and 2013
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$33,881	$20,448	$58,004	$41,207
Interest on taxable securities	777	308	1,476	641
Interest on nontaxable securities	367	258	624	507
Interest on federal funds sold and other	53	91	136	171
Total interest income	35,078	21,105	60,240	42,526
Interest expense:
Interest on deposits	2,437	1,733	4,344	3,461
Interest on FHLB advances	965	828	1,817	1,656
Interest on repurchase agreements, notes payable and other borrowings	136	558	271	1,073
Interest on junior subordinated debentures	136	136	269	271
Total interest expense	3,674	3,255	6,701	6,461
Net interest income	31,404	17,850	53,539	36,065
Provision for loan losses	1,379	1,079	2,632	2,109
Net interest income after provision for loan losses	30,025	16,771	50,907	33,956
Noninterest income:
Service charges on deposit accounts	1,453	1,210	2,664	2,349
Mortgage fee income	967	1,097	1,697	2,163
Gain on sale of other real estate	—	148	39	173
Loss on sale of premises and equipment	—	(2)	—	(1)
Increase in cash surrender value of BOLI	260	79	409	160
Other	439	200	644	314
Total noninterest income	3,119	2,732	5,453	5,158
Noninterest expense:
Salaries and employee benefits	16,112	7,964	25,246	15,712
Occupancy	3,227	2,298	5,765	4,445
Data processing	452	316	948	612
FDIC assessment	516	(258)	820	(12)
Advertising and public relations	180	188	414	404
Communications	402	338	722	678
Net other real estate owned expenses (including taxes)	57	91	136	257
Operations of IBG Adriatica, net	—	175	23	372
Other real estate impairment	—	15	—	463
Core deposit intangible amortization	300	176	499	352
Professional fees	596	293	964	565
Acquisition expense, including legal	1,523	(9)	1,999	128
Other	1,978	1,797	3,883	3,331
Total noninterest expense	25,343	13,384	41,419	27,307
Income before taxes	7,801	6,119	14,941	11,807
Income tax expense	2,682	245	5,021	245
Net income	$5,119	$5,874	$9,920	$11,562
Pro Forma:
Income tax expense (1)	n/a	2,005	n/a	3,871
Net income	n/a	$4,114	n/a	$7,936

(1) Pro forma information calculated and presented as if the Company had been a C Corporation during the 2013 periods.

Consolidated Balance Sheets
As of June 30, 2014 and December 31, 2013
(Dollars in thousands, except share information)
(Unaudited)

	June 30,	December 31,
Assets	2014	2013
Cash and due from banks	$148,551	$27,408
Federal Reserve Excess Balance Account (EBA)	43,977	65,646
Cash and cash equivalents	192,528	93,054
Securities available for sale	249,856	194,038
Loans held for sale	5,500	3,383
Loans, net of allowance for loan losses	2,828,324	1,709,200
Premises and equipment, net	81,286	72,735
Other real estate owned	3,788	3,322
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	13,805	9,494
Bank-owned life insurance (BOLI)	39,222	21,272
Deferred tax asset	2,598	4,834
Goodwill	207,175	34,704
Core deposit intangible, net	10,779	3,148
Other assets	19,450	14,800
Total assets	$3,654,311	$2,163,984

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	711,475	302,756
Interest-bearing	2,141,943	1,407,563
Total deposits	2,853,418	1,710,319
FHLB advances	269,443	187,484
Repurchase agreements	3,932	—
Other borrowings	4,460	4,460
Other borrowings, related parties	3,270	3,270
Junior subordinated debentures	18,147	18,147
Other liabilities	10,550	6,532
Total liabilities	3,163,220	1,930,212
Commitments and contingencies
Stockholders’ equity:
Series A Preferred Stock	23,938	—
Common stock	164	123
Additional paid-in capital	444,342	222,116
Retained earnings	20,796	12,663
Accumulated other comprehensive income	1,851	(1,130)
Total stockholders’ equity	491,091	233,772
Total liabilities and stockholders’ equity	$3,654,311	$2,163,984

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three months ended June 30, 2014 and 2013
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Three Months Ended June 30,
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$2,646,446	$33,881	5.14%	$1,469,684	$20,448	5.58%
Taxable securities	187,242	777	1.66	81,385	308	1.52
Nontaxable securities	64,307	367	2.29	32,671	258	3.17
Federal funds sold and other	57,936	53	0.37	136,851	91	0.27
Total interest-earning assets	2,955,931	$35,078	4.76	1,720,591	$21,105	4.92
Noninterest-earning assets	447,688			157,036
Total assets	$3,403,619			$1,877,627
Interest-bearing liabilities:
Checking accounts	$866,629	$1,051	0.49%	$720,363	$963	0.54%
Savings accounts	124,550	93	0.30	112,532	94	0.34
Money market accounts	326,844	267	0.33	55,441	40	0.29
Certificates of deposit	694,111	1,026	0.59	320,139	636	0.80
Total deposits	2,012,134	2,437	0.49	1,208,475	1,733	0.58
FHLB advances	259,003	965	1.49	164,542	828	2.02
Repurchase agreements, notes payable and other borrowings	12,075	136	4.52	17,651	558	12.68
Junior subordinated debentures	18,147	136	3.01	18,147	136	3.01
Total interest-bearing liabilities	2,301,359	3,674	0.64	1,408,815	3,255	0.93
Noninterest-bearing checking accounts	621,111			249,838
Noninterest-bearing liabilities	22,443			6,840
Stockholders’ equity	458,706			212,134
Total liabilities and equity	$3,403,619			$1,877,627
Net interest income		$31,404			$17,850
Interest rate spread			4.12%			3.99%
Net interest margin			4.26			4.16
Average interest earning assets to interest bearing liabilities			128.44			122.13

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Six months ended June 30, 2014 and 2013
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Six Months Ended June 30,
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$2,236,503	$58,004	5.23%	$1,433,650	$41,207	5.80%
Taxable securities	185,936	1,476	1.60	81,875	641	1.58
Nontaxable securities	47,674	624	2.64	32,245	507	3.17
Federal funds sold and other	82,884	136	0.33	104,429	171	0.33
Total interest-earning assets	2,552,997	$60,240	4.76	1,652,199	$42,526	5.19
Noninterest-earning assets	307,677			155,313
Total assets	$2,860,674			$1,807,512
Interest-bearing liabilities:
Checking accounts	$840,913	$2,049	0.49%	$706,830	$1,909	0.54%
Savings accounts	123,428	181	0.30	113,476	185	0.33
Money market accounts	208,252	323	0.31	47,057	64	0.27
Certificates of deposit	589,328	1,791	0.61	312,188	1,303	0.84
Total deposits	1,761,921	4,344	0.50	1,179,551	3,461	0.59
FHLB advances	228,439	1,817	1.60	164,562	1,656	2.03
Repurchase agreements, notes payable and other borrowings	10,526	271	5.19	25,030	1,073	8.64
Junior subordinated debentures	18,147	269	2.99	18,147	271	3.01
Total interest-bearing liabilities	2,019,033	6,701	0.67	1,387,290	6,461	0.94
Noninterest-bearing checking accounts	461,418			237,942
Noninterest-bearing liabilities	27,074			5,269
Stockholders’ equity	353,149			177,011
Total liabilities and equity	$2,860,674			$1,807,512
Net interest income		$53,539			$36,065
Interest rate spread			4.09%			4.25%
Net interest margin			4.23			4.40
Average interest earning assets to interest bearing liabilities			126.45			119.10

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of June 30, 2014 and December 31, 2013
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	June 30, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total
Commercial	$568,138	19.9%	$241,178	14.0%
Real estate:
Commercial real estate	1,301,668	45.7	843,436	48.9
Commercial construction, land and land development	270,774	9.5	130,320	7.5
Residential real estate (1)	486,507	17.1	342,037	19.8
Single-family interim construction	112,642	4.0	83,144	4.8
Agricultural	41,445	1.5	40,558	2.3
Consumer	68,727	2.4	45,762	2.7
Other	142	—	108	—
Total loans	2,850,043	100.0%	1,726,543	100.0%
Allowance for losses	(16,219)		(13,960)
Total loans, net	$2,833,824		$1,712,583
(1) Includes loans held for sale at June 30, 2014 and December 31, 2013 of $5,500 and $3,383, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended June 30, 2014, March 31, 2014, December 31, 2013 and June 30, 2013
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Net Interest Income - Reported	(a)	$31,404	$22,135	$19,953	$17,850
Write-off of debt origination warrants		—	—	—	223
Income recognized on acquired loans		(437)	(363)	(67)	(77)
Adjusted Net Interest Income	(b)	30,967	21,772	19,886	17,996
Provision Expense - Reported	(c)	1,379	1,253	883	1,079
Noninterest Income - Reported	(d)	3,119	2,334	3,412	2,732
Gain on Sale of OREO		—	(39)	(1,334)	(148)
Loss on Sale of PP&E		—	—	22	2
Adjusted Noninterest Income	(e)	3,119	2,295	2,100	2,586
Noninterest Expense - Reported	(f)	25,343	16,076	15,714	13,384
Adriatica Expenses		—	(23)	(206)	(175)
OREO Impairment		—	—	(74)	(15)
FDIC refund		—	—	—	504
IPO related stock grant and bonus expense		(156)	(162)	(235)	(333)
Core system conversion implementation expenses		(265)	—	—	—
Acquisition Expense (3)		(5,519)	(476)	(1,354)	9
Adjusted Noninterest Expense	(g)	19,403	15,415	13,845	13,374
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$9,180	$8,393	$7,651	$7,198
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$14,683	$8,652	$8,141	$7,208
Core Earnings (2)	(b) - (c) + (e) - (g)	$9,020	$4,972	$4,870	$4,119
Reported Efficiency Ratio	(f) / (a + d)	73.41%	65.70%	67.25%	65.03%
Core Efficiency Ratio	(g) / (b + e)	56.92%	64.05%	62.97%	64.98%
Adjusted Return on Average Assets (1)		1.73%	1.51%	1.58%	1.54%
Adjusted Return on Average Equity (1)		13.42%	14.24%	14.48%	13.63%
Total Average Assets		$3,403,619	$2,330,932	$2,042,955	$1,877,627
Total Average Stockholders' Equity (4)		$438,713	$246,407	$223,113	$212,134
(1) Calculated using core pre-tax pre-provision earnings
(2) Assumes actual effective tax rate of 32.2%, 32.8%, 32.9% and 32.8%, respectively. June 30, 2014 and December 31, 2013 tax rate adjusted for effect of non-deductible acquisition expenses.
(3) Includes $3.995 million of compensation and bonus expenses in addition to $1.524 million of merger-related expenses.
(4) Excludes average balance of Series A preferred stock.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of June 30, 2014 and December 31, 2013
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	June 30,	December 31,
	2014	2013
Tangible Common Equity
Total common stockholders' equity	$467,153	$233,772
Adjustments:
Goodwill	(207,175)	(34,704)
Core deposit intangibles	(10,779)	(3,148)
Tangible common equity	$249,199	$195,920
Common shares outstanding	16,370,707	12,330,158

Book value per common share	$28.54	$18.96
Tangible book value per common share	15.22	15.89

Tier 1 Capital to Risk-Weighted Assets Ratio
	June 30,	December 31,
	2014	2013
Tier 1 Common Equity
Total common stockholders' equity - GAAP	$467,153	$233,772
Adjustments:
Unrealized (gain) loss on available-for-sale securities	(1,851)	1,130
Goodwill	(207,175)	(34,704)
Other intangibles	(10,779)	(3,148)
Qualifying Restricted Core Capital Elements (TRUPS)	17,600	17,600
Tier 1 common equity	$264,948	$214,650
Total Risk-Weighted Assets
On balance sheet	$2,728,183	$1,637,117
Off balance sheet	100,931	60,397
Total risk-weighted assets	$2,829,114	$1,697,514
Total stockholders' equity to risk-weighted assets ratio	16.51%	13.77%
Tier 1 common equity to risk-weighted assets ratio	9.37	12.64